      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ------------------------

                               HS RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                 94-3036864
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                Identification Number)

                               ONE MARITIME PLAZA
                                   15TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 433-5795
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                             JAMES M. PICCONE, ESQ.
                                GENERAL COUNSEL
                               HS RESOURCES, INC.
                           1999 BROADWAY, SUITE 3600
                            DENVER, COLORADO  80202
                                 (303) 296-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------


           It is requested that copies of communications be sent to:

                           RONALD R. LEVINE, II, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                       370 SEVENTEENTH STREET, SUITE 4700
                            DENVER, COLORADO  80202
                                 (303) 892-9400

                           ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]


                           ------------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                              Proposed         Proposed
                                                Amount         maximum          maximum
      Title of each class of                     to be     offering price      aggregate           Amount of
   securities to be registered                registered     per unit(1)   offering price(1)   registration fee(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share       2,864,225         $14.50        $41.531,263           $12,586
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low prices reported by The New York Stock Exchange on June 5, 1997.

                           ------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                   SUBJECT TO COMPLETION, DATED JUNE 9, 1997



PROSPECTUS



                               2,864,225 Shares


                               HS RESOURCES, INC.


                                  COMMON STOCK



                       OFFERED BY THE SELLING STOCKHOLDER
                       ----------------------------------

         The shares of Common Stock of HS Resources, Inc. (the "Company" or "HSR") offered by this Prospectus (the "Shares") are for the account of a certain stockholder of the Company (the "Selling Stockholder"). The Company will receive none of the proceeds from the sale of the Shares. The Selling Stockholder directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution" and "Selling Stockholder."


         The Company's Common Stock is listed on The New York Stock Exchange (Symbol: "HSE"). The Shares have been listed on such exchange.


         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


                           ------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTA-
                  TION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ------------------------


         The Selling Stockholder and any broker-dealer, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements regarding the sales by the Selling Stockholder. The Company has paid substantially all of the costs of this offering, estimated at $35,000.





               The date of this Prospectus is              , 1997

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.


                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
SELLING STOCKHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
VALIDITY OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company is currently subject to the periodic reporting and other informational requirements of the Exchange Act. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. HSR's common stock is listed on The New
York Stock Exchange (the "NYSE"). Reports, proxy and information statements and other information relating to HSR can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Any such request and requests for the agreements summarized herein should be directed to James M. Piccone, Secretary, HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202, telephone (303) 296-3600.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Shares.

         The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K as amended by the Company's Form 10-K/A-1 for the fiscal year ended December 31, 1996, Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and Current Report on Form 8-K, filed February 26, 1997, are incorporated by reference in this Prospectus.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any documents incorporated by reference herein (other than exhibits unless the exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to James M. Piccone, Secretary, HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus includes and incorporates by reference statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included or incorporated by reference in this Prospectus, including without limitation, statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Properties" regarding reserves and their values, planned capital expenditures, increases in oil and natural gas production, the number and prospective nature of anticipated wells to be drilled in 1997 and thereafter, development potential, infill potential, drillsite potential, exploitation and exploration prospects and leads, drilling prospects, consolidation opportunities and the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. All forward-looking statements included or incorporated by reference in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors." All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  THE COMPANY

         HS Resources, Inc. is a leading United States independent energy company engaged in the development, acquisition, exploitation, exploration, production and marketing of oil and natural gas. Through its experienced management and technical staff, the Company has consistently increased reserves and production and has established itself as one of the most efficient operators in the industry. HSR has created a diversified asset base in three core geographic areas: the Denver-Julesburg Basin (the "D-J Basin") of the Rocky Mountains, the Anadarko and Arkoma Basins of the Mid-Continent and the on-shore Gulf Coast area. It has done so by executing a large scale development drilling program focused in the Wattenberg Field area of the D-J Basin and through the acquisition of all the D-J Basin properties owned by Basin Exploration, Inc. (the "Acquisitions"), the merger with Tide West Oil Company (the "Merger") and the formation of Gulf Coast joint ventures. The Company believes that each core geographic area adds operational and financial opportunities, positions the Company to maximize the benefits of its more predictable, long-lived production in the D-J Basin, while providing meaningful exposure to higher return potential exploitation and exploration projects in the Mid-Continent and Gulf Coast. HSR has an inventory of growth opportunities that includes in excess of 2,000 infill, development and exploratory drilling locations and over 1.1 million gross undeveloped acres.

         The Company has achieved substantial growth in reserves, production, revenues and operating cash flow over the past five years. HSR has increased reserves from 20.8 MMBoe as of December 31, 1990, to 142.0 MMBoe as of December 31, 1996. HSR also increased production from 0.9 MMBoe for the year ended December 31, 1991, to 7.6 MMBoe for the year ended December 31, 1996. Oil and natural gas revenues and operating cash flow (defined as net income before depreciation, depletion and amortization and deferred income taxes) also have grown significantly over this period, increasing from $12.8 million and $5.4 million, respectively, for the year ended December 31, 1991, to $107.3 million and $56.5 million, respectively, for the year ended December 31, 1996.

         At December 31, 1996, the Company's reserves had an estimated pre-tax present value (discounted at 10%) of $1,131 million. Natural gas constituted approximately 76% of the Company's reserves and approximately 76% of the Company's reserves were classified as proved developed. At December 31, 1996, the Company operated approximately 74% of its 3,562 wells. Management believes that its ability to control the operation of its wells and to minimize overhead expenses has contributed to the Company achieving one of the lowest cost structures in the industry.

         The Company's principal executive office is located at One Maritime Plaza, 15th Floor, San Francisco, California 94111 and its telephone number at such address is (415) 433-5795.

                                  RISK FACTORS

         Prospective purchasers of the Shares should consider carefully the specific factors set forth below, as well as the other information set forth elsewhere or incorporated by reference in this Prospectus, in connection with their investment in the Company.

VOLATILITY OF OIL AND NATURAL GAS PRICES; MARKETABILITY OF PRODUCTION

         The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for its oil and natural gas. Hydrocarbon prices can be extremely volatile and in recent years have been depressed at times by warm weather, weak demand and excess total domestic and imported supplies. Oil and natural gas prices have risen recently, but there can be no assurance that such price levels will be sustained. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate accurately future prices of oil and natural gas. Prices for D-J Basin natural gas, which represents a significant portion of the Company's overall production, were depressed until recently and have at times been more volatile than the prices prevailing in the broader United States natural gas market. Although from time to time the Company hedges a portion of its oil and natural gas production to provide some protection from price declines, any substantial or extended decline in the price of oil or natural gas would have a material adverse effect on the Company's financial condition and results of operations. The marketability of the Company's production depends upon the availability and capacity of refineries, natural gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk. See "--Governmental and Environmental Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Prospectus.

EFFECTS OF LEVERAGE; EXISTING INDEBTEDNESS

         As of March 31, 1997, the Company's total long-term debt was approximately $363.6 million. The Company's leverage has important consequences to the Company's stockholders, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its existing indebtedness; (iii) certain of the Company's borrowings, principally those under the Company's revolving credit facility, are at variable rates of interest, which may make the Company vulnerable to increases in interest rates; and (iv) the terms of certain of the Company's indebtedness permit its creditors to accelerate payments upon certain events of default or a change of control of the Company. As of March 31, 1997, excluding the effect of interest rate hedging arrangements covering $80 million in principal amount of indebtedness, 38.4% of the aggregate borrowings of the Company were floating rate obligations and 61.6% of the Company's borrowings were fixed rate obligations, with an overall range of interest rates from 6 1/2% to 9 7/8% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" incorporated by reference in this Prospectus.

         The Company's revolving credit facility, and the indentures under which the Company's 9 1/4% Senior Subordinated Notes due 2006 (the "9 1/4% Notes") and 9 7/8% Senior Subordinated Notes due 2003 (the "9 7/8% Notes") were issued (the "Indentures"), impose financial and other restrictions on the Company and its subsidiaries, including limitations on the incurrence of additional indebtedness and limitations on the sale of assets. The Company's revolving credit facility also requires the Company to (i) make periodic payments of interest, (ii) make principal payments from the proceeds of certain asset sales and in the event the Company's outstanding debt exceeds the Borrowing Base (as defined therein), (iii) maintain certain financial ratios, including interest coverage and leverage ratios and (iv) maintain a minimum level of consolidated cash flow. There can be no assurance that these requirements or other material requirements of the Company's revolving credit facility will be met in the future. If they are not, the lenders under such facility would be entitled to declare the indebtedness thereunder immediately due and payable. Additionally, in the event of such an acceleration of indebtedness by the lenders under the Company's revolving credit facility, a default would be deemed to occur under the terms of the 9 1/4% Notes and the 9 7/8% Notes. In addition, the Indentures contain certain restrictive covenants that may limit the ability of the Company to engage in certain transactions.

         Based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with the proceeds available under the Company's revolving credit facility and its other sources of liquidity, will be adequate to meet its anticipated requirements in the foreseeable future for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations to service its debt, it may be required to refinance all or a portion of its existing debt (provided the necessary consents are obtained), or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The Company's ability to meet its debt service obligations and reduce total indebtedness will be dependent not only upon its future drilling and production performance, but also on oil and natural gas prices, general economic conditions and financial, business and other factors affecting the Company's operations, many of which are beyond the Company's control. The Company's strategy and historical focus has been, and is expected to continue to be, the development, acquisition, exploitation, exploration, production and marketing of oil and natural gas. Each of these activities requires substantial capital. The Company intends to finance such capital expenditures in the future through cash flow from operations, the incurrence of additional indebtedness and/or the issuance of additional equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" incorporated by reference in this Prospectus.

ESTIMATION OF RESERVES

         There are numerous uncertainties in estimating quantities of proved reserves, future rates of production and the timing and success of development expenditures, including many factors beyond the control of the Company. Thus, the reserve data incorporated by reference in this Prospectus are calculated estimates only. Although the Company believes all of its reserve estimates to be reasonable, reserve estimates are only estimates and should be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering and production data, and the interpretation thereof, the projection of future rates of production and the timing and success of development expenditures.

         Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be exactly measured, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular property or group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom, which are prepared by different engineers or by the same engineers at different times, may vary substantially. Moreover, there can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Variances from the estimates contained herein could be material. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon certain assumptions about production levels, prices and costs, which may be inaccurately estimated. With respect to such estimates, the Company emphasizes that the discounted future net cash flows should not be construed as representative of the fair market value of the proved oil and natural gas properties belonging to the Company, as discounted future net cash flows are based upon projected cash flows that do not provide for changes in oil and natural gas prices or for changes in expenses and capital costs. The accuracy of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results may differ materially from the results estimated. Prospective purchasers of the Shares are cautioned not to place undue reliance on the reserve data and resulting cash flow estimates incorporated by reference in this Prospectus.

         The Company accounts for its oil and natural gas producing activities under the full cost method. This method imposes certain limitations on the carrying (book) value of proved oil and natural gas properties and requires a writedown of such assets for accounting purposes if such limits are exceeded. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases as oil and natural gas prices decline or remain depressed. If a writedown is required, it would result in a non-cash charge to earnings. In the past, the Company has not been required to write down its oil and natural gas properties. However, no assurance can be given that the Company will not be required to make such a writedown in the future.

REPLACEMENT OF RESERVES

         HSR's future performance depends in part upon its ability to acquire, find and develop additional oil and natural gas reserves that are economically recoverable. Without successful acquisition, exploration or development activities, HSR's reserves will decline. No assurance can be given that HSR will be able to acquire or find and develop additional reserves on an economic basis.

         HSR's business is capital intensive and, to maintain its asset base of proved oil and natural gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, HSR's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, HSR's oil and natural gas reserves would decline.

         HSR's strategy will include continued exploitation and exploration of its existing properties and may include opportunistic acquisitions of other oil and natural gas properties. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. There can be no assurance that HSR's acquisition activities and exploration and development projects will result in increases in reserves. HSR's operations may be curtailed, delayed or canceled as a result of a lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. Furthermore, while HSR's revenues may increase if prevailing natural gas and oil prices increase significantly, HSR's finding costs for additional reserves could also increase. In addition, the costs of exploration and development may materially exceed initial estimates.

RISKS OF HEDGING AND TRADING TRANSACTIONS

         In order to manage its exposure to price risks in the marketing of its oil and natural gas and in connection with its trading activities, HSR has in the past entered and may in the future enter into oil and natural gas futures contracts on the New York Mercantile Exchange ("NYMEX"), fixed price delivery contracts and financial swaps. Those transactions that are intended to reduce the effects of volatility of the price of oil and natural gas may limit potential gains by HSR if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, HSR's hedging and trading may expose HSR to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points for HSR's production and Henry Hub (in the case of NYMEX futures contracts) or delivery points required by fixed price delivery contracts to the extent they differ from those of HSR's production, (iii) HSR's customers or the counterparties to its futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas or honor their financial commitments or (iv) a sudden, unexpected event materially affects oil or natural gas prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" incorporated by reference in this Prospectus.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

         The Company's operations are subject to various Federal, state and local governmental laws and regulations, which may be changed from time to time in response to economic or political factors. Matters subject to regulation include, but are not limited to, drilling and operations permits and approvals, performance bonds, reports concerning operations, discharge and other permitting requirements, the spacing of wells, unitization and pooling of properties and taxation.

         The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by Federal, state and local governmental authorities. Compliance with such laws has not had a material adverse effect upon the Company to date. Nevertheless, the discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to significant liabilities of the Company to the government and/or third parties, and may require the Company to incur substantial costs for remediation. Moreover, the Company has agreed to indemnify certain sellers of producing properties from whom the Company has acquired properties against certain liabilities for environmental claims associated with the properties purchased by the Company. No assurance can be given that existing environmental laws or regulations, as currently interpreted or as may be in the future, or future laws or regulations will not materially adversely affect the Company's results of operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by the Company.

         Recently there has been an increased level of regulation of oil and natural gas activities in Colorado. For example, the Colorado Oil and Gas Conservation Commission adopted, and is considering the adoption of additional, stricter regulation of matters such as soil conservation, land reclamation, fluid disposal and bonding of oil and natural gas companies. Additionally, various cities and counties are currently reviewing their ordinances to determine the level of regulatory authority, if any, they should assert over such matters. At present, it cannot be determined to what degree stricter regulations, if adopted, would adversely affect the Company's operations.

OPERATING HAZARDS; UNINSURED RISKS

         The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline failures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims and other damage or impacts to properties of the Company and others, including suspension of operations. The business is also subject to environmental hazards such as oil spills, natural gas leaks, ruptures and discharges of toxic natural gases, which could expose the Company to substantial liability due to pollution and other environmental damage. The Company's insurance coverages include, but are not limited to, comprehensive general liability, automobile, personal injury, bodily injury and property damage, pollution liability, physical damage on certain assets, workers' compensation and control of well insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.

COMPETITION

         The oil and natural gas industry is highly competitive. The Company competes in the areas of property acquisitions and the development, production and marketing of oil and natural gas with major oil companies, other independent oil and natural gas concerns and individual producers and operators. The Company also competes with major and independent oil and natural gas concerns in recruiting and retaining qualified employees. Many of these competitors have substantially greater financial and other resources than the Company.

                                USE OF PROCEEDS

         The Company will not receive any of the net proceeds from the sale of the Shares, and all of such proceeds will be received by the Selling Stockholder.


                              SELLING STOCKHOLDER

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 9, 1997 by the Selling Stockholder, the number of shares being offered by the Selling Stockholder and the number and percentage of the outstanding shares to be owned by the Selling Stockholder after this offering, assuming all of the Shares are sold.

                                       Shares of Common Stock          Number of Shares        Shares of Common Stock
                                         Beneficially Owned          Offered Hereby for          Beneficially Owned
                                          Prior to Offering        Stockholder's Account         After the Offering
                                          -----------------        ---------------------         ------------------


 Name of Beneficial Owner              Number         Percentage                               Number       Percentage
 ------------------------              ------         ----------                               ------       ----------
 Natural Gas Partners, L.P.           3,611,987(1)      19.64              2,864,225           747,762         4.36

------------------
(1) Includes 740,262 shares subject to issuance within 60 days after June 9, 1997, upon the exercise of warrants and 7,500 shares subject to issuance upon the exercise of options granted under the 1993 Directors' Plan.

         Kenneth A. Hersh, a member of the board of directors of the Company, is a managing partner of the Selling Stockholder. The Selling Stockholder previously acted as a subordinated lender to the Company. In consideration of such financing, the Selling Stockholder acquired, and currently holds, two warrants to purchase an aggregate of 740,262 shares of Common Stock at an exercise price of from $6.67 to $10.00 per share.

         On February 25, 1996, the Company entered into a merger agreement (the "Merger Agreement") with Tide West Oil Company ("Tide West"). Pursuant to the Merger Agreement, Tide West was merged into a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Merger was consummated in June 1996 following special shareholder meetings of the shareholders of the Company and Tide West. The Selling Stockholder was Tide West's largest stockholder, owning approximately 4,550,000 shares, or 46.49% of the outstanding common stock of Tide West. Three representatives of the Selling Stockholder were members of Tide West's board of directors at the time of the Merger. The Company and the Selling Stockholder entered into a voting agreement whereby the Selling Stockholder agreed to vote its shares in Tide West in favor of approval of the Merger Agreement. In consideration of this agreement, the Company agreed to take such action as is required to appoint a designee of the Selling Stockholder to the Company's board of directors following consummation of the Merger. Mr. Hersh, already then a member of the Company's board, was not considered to be the Selling Stockholder designee. Following the consummation of the Merger, the Company's board took appropriate action to increase the number of authorized directors to six, and appointed Mr. Philip B. Smith as the nominee of the Selling Stockholder to the vacancy so created. Pursuant to an agreement entered into between the Selling Stockholder and Tide West in 1995, the Selling Stockholder received a fee in 1996 for financial services in the amount of $150,000 upon consummation of the Merger. Currently, both Mr. Hersh and Mr. Smith are directors of HSR.

         Pursuant to a Registration Rights Agreement between the Company and the Selling Stockholder dated June 17, 1996, which was entered into in connection with the Merger, the Company agreed to cause the Registration Statement, of which this Prospectus is a part, to be kept continuously effective for a period ending not less than three years from the date of the Registration Rights Agreement and thereafter until such time as the amount of Registrable Securities (as defined therein) held by the Selling Stockholder, together with the Selling Stockholder's affiliates, represents less than 10 percent of the then outstanding Common Stock.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares is made, to the extent required, a Prospectus Supplement will be distributed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Shares may be sold from time to time in one or more transactions at a fixed offering price that may be changed or at varying prices determined at the time of sale or negotiated prices.

         The Company has paid substantially all of the expenses incident to the offering of the Shares, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the Selling Stockholder.


                             VALIDITY OF SECURITIES

         The validity of the Shares has been passed upon by Davis, Graham & Stubbs LLP Denver, Colorado.


                                    EXPERTS

         The Consolidated Financial Statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 24, 1997, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         Estimates of historical oil and natural gas reserves of the Company as of December 31, 1994 and 1995 incorporated by reference herein are based upon engineering studies prepared by the Company and reviewed by the independent petroleum engineering firms of Williamson Petroleum Consultants, Inc. and Netherland, Sewell & Associates, Inc. Estimates of historical oil and natural gas reserves of the Company as of December 31, 1996 incorporated by reference herein are based upon engineering studies prepared by the Company. In the aggregate, 78.4% of the Company's total reserves as of December 31, 1996 were reviewed by the two engineering firms. Such estimates are incorporated by reference herein in reliance upon the authority of such firms as experts in such matters.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  EXHIBITS


Exhibit
Number                     Description of Exhibits

3.1 Amended and Restated Certificate of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, No. 33-52774, filed October 2, 1992.)

3.2 Third Amended and Restated Bylaws of the Company adopted December 16, 1996. (Incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

4.1 Form of Indenture dated December 1, 1993, entered into between the Company and the Trustee. (Incorporated by reference to Exhibit 4.7 to Amendment No. 3 to the Company's Registration Statement on Form S-3, No. 33-70354, filed November 23, 1993.)

4.2 Indenture dated November 27, 1996, among the Company, Orion Acquisition, Inc., HSRTW, Inc., and Harris Trust and Savings Bank as Trustee. (Incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

4.3 First Supplemental Indenture dated November 25, 1996 among the Company, Orion Acquisition, Inc., HSRTW, Inc., and Harris Trust and Savings Bank as Trustee. (Incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

4.4* Registration Rights Agreement between the Company and Natural Gas Partners, L.P. dated June 17, 1996.

5.1+                       Opinion of Davis, Graham & Stubbs LLP

10.1 Amended Note and Warrant Purchase Agreement dated January 15, 1991, among NGP, Resolute Resources, Inc., and the Company. (Incorporated by reference to Exhibit 4.4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1990, filed February 14, 1991.)

10.1.1 Amendment No. 1 to Note and Warrant Purchase Agreement dated June 28, 1991, between the Company and NGP. (Incorporated by reference to Exhibit
                           4.4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1991, filed September 30, 1991.)

10.1.2 Second Amendment to Note and Warrant Purchase Agreement dated August 17, 1992, between the Company and NGP. (Incorporated by reference to Exhibit
                           4.2.2 to Amendment No. 2 to the Company's
                           Registration Statement on Form S-1, No. 33-52774, filed November 19, 1992.)

10.1.3 Third Amendment to Note and Warrant Purchase Agreement dated October 21, 1993, between the Company and NGP. (Incorporated by reference to Exhibit 4.1.3 to Amendment

                           No. 2 to the Company's Registration Statement on Form S-3, No. 33-70354, filed November 23, 1993.)

10.2 Amended and Restated Warrant Agreement dated January 15, 1991, between NGP and the Company.
                           (Incorporated by reference to Exhibit 4.5.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1990, filed February 14, 1991.)

10.3 Amended Warrant No. W-1, dated January 15, 1991, and issued by the Company to NGP. (Incorporated by reference to Exhibit 4.6.1 to the Form 8, Second Amendment to Form 10, filed April 8, 1991.)

10.3.1 Amendment No. 1 to Amended Warrant No. W-1, dated December 30, 1991, and issued by the Company to NGP. (Incorporated by reference to Exhibit 4.6.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1991, filed on February 14, 1991.)

10.4 Form of Warrant No. W-10, dated January 28, 1992, and issued by the Company to NGP. (Incorporated by reference to Exhibit 4.16 to Amendment No. 1 to the Company's Registration Statement on Form S-1, No. 33-52774, filed November 9, 1992.)

10.5 1987 Stock Incentive Plan, as amended December 2, 1996. (Incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 19, 1997.)

10.6 Common Stock Purchase Warrant dated July 12, 1990 by the Company to James E. Duffy. (Incorporated by reference to Exhibit 10.5 to the Form 8, Second Amendment to Form 10, filed April 8, 1991.)

10.7 HS Resources, Inc. Rule 701 Compensatory Benefit Plan. (Incorporated by reference to Exhibit 10.5.2 to the Form 8, Second Amendment to Form 10 filed April 8, 1991.)

10.8 1992 Directors' Stock Option Plan. (Incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Company's Registration Statement on Form S-1, No. 33-52774, filed November 9, 1992.)

10.8.1 1993 Directors' Stock Option Plan. (Incorporated by reference to Exhibit 10.8.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed March 31, 1994 (as amended by Form 10-K/A-1 on April 8, 1994.))

10.9 Form of Indemnification Agreement for Directors of the Company. (Incorporated by reference to Exhibit
                           10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 25, 1996.)

10.10 Lease Agreement dated October 6, 1993, between the Company and JMB Group Trust IV and Endowment and Foundation Realty, Ltd.--JMB III for the premises at One Maritime Plaza, San Francisco, California. (Incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed March 31, 1994 (as amended by Form 10-K/A-1 on April 8, 1994.))

10.11 Lease Agreement dated March 28, 1994, between the Company and 1999 Broadway Partnership for the premises at 1999 Broadway, Denver, Colorado. (Incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, filed August 12, 1994.)

10.12 Interest exchange agreement between The Chase Manhattan Bank, N.A. and the Company dated May 9, 1995. (Incorporated by reference to Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed August 14, 1995.)

10.13 Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1996, among the Company, HSR Acquisition, Inc. and Tide West Oil Co. (Incorporated by reference as Annex A to Amendment No. 2 to the Company's Registration Statement on Form S-4, No. 333-01991, filed on May 2, 1996.)

10.14 Agreement for Purchase and Sale of Assets [Monetization], dated as of February 24, 1996, among the Company, Basin Exploration, Inc. ("Basin") and Orion Acquisition, Inc. (Incorporated by reference to Exhibit 2.3 to the Company's Form 8-K, filed March 12, 1996.)

10.15 Agreement for Purchase and Sale of Assets [Wattenberg], dated as of February 24, 1996, among the Company, Orion Acquisition, Inc. and Basin. (Incorporated by reference to Exhibit A to the Company's Schedule 13D relating to Basin Exploration, Inc. filed on March 6, 1996.)

10.16 Purchase and Sale Agreement, dated December 1, 1995, between the Company and Wattenberg Gas Investments, LLC. (Incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 25, 1996.)

10.17 Rights Agreement, dated as of February 28, 1996, between the Company and Harris Trust Company of California as Rights Agent. (Incorporated by reference to Exhibit 1 to the Company's Form 8-A, filed March 11, 1996.)

10.18 Purchase and Sale Agreement dated March 25, 1996 between Orion Acquisition, Inc., the Company and Wattenberg Resources Land, L.L.C. (Incorporated by reference to Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed May 15, 1996.)

10.19 Credit Agreement, dated as of June 7, 1996, among the Company and The Chase Manhattan Bank, N.A. ("Chase"), as agent of the Banks signatory thereto. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.20 Amended and Restated Credit Agreement dated as of June 14, 1996, among the Company, Chase as agent, and the Banks signatory thereto. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.21 First Amendment to Amended and Restated Credit Agreement dated as of June 17, 1996, by and among the Company and Chase in its individual capacity and as agent for the Lenders. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.22 Second Amendment to Amended and Restated Credit Agreement dated as of November 27, 1996 among the Company and Chase in its individual capacity and as agent for the Lenders. (Incorporated herein by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

10.23 Assignment of Liens and Amendment of Amended, Restated and Consolidated Mortgage, Assignment of Production, Security Agreement and Financing Statement, dated June 14,

                           1996, among Chase (Assignor), Chase (Assignee) and the Company. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.24 Guaranty Agreement by HSR Acquisition, Inc. in favor of Chase, as Agent, dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.25 Guaranty Agreement by Orion Acquisition, Inc. in favor of Chase, as Agent, dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.26 First Amendment to Guaranty Agreement dated as of June 17, 1996, by and among Orion Acquisition, Inc. and Chase, in its individual capacity and as agent for the Lenders. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.27 First Amendment to Guaranty Agreement dated as of June 17, 1996, by and among HSRTW, Inc. (formerly HSR Acquisition, Inc.) and Chase, in its individual capacity and as agent for the Lenders. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.28 Third Amendment and Supplement to Amended, Restated and Consolidated Mortgage, Assignment of Production, Security Agreement and Financing Statement, dated as of July 15, 1996, by and between the Company and Chase. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.29 Hedging Agreement between Chase and the Company dated May 1, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.30 Hedging Agreement between Chase and the Company dated May 1, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.31 Hedging Agreement between Chase and the Company dated June 1, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.32 Purchase and Sale Agreement between the Company and Wattenberg Gas Investments, LLC dated April 25, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.33 Purchase and Sale Agreement between Wattenberg Resources Land L.L.C. and Wattenberg Gas Investments, LLC dated May 21, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.34 Purchase and Sale Agreement between Orion Acquisition, Inc. and Wattenberg Gas Investments, LLC dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.35 Purchase and Sale Agreement between Wattenberg Resources Land L.L.C. and Wattenberg Gas Investments, LLC dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.36 Purchase and Sale Agreement between Orion Acquisition, Inc. and Wattenberg Gas Investments, LLC dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.37 Purchase and Sale Agreement between the Company and Wattenberg Gas Investments, LLC dated June 28, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.38 Purchase and Sale Agreement between HSRTW, Inc. and Westtide Investments, LLC dated August 9, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed November 7, 1996.)

10.39 Acquisition Agreement between the Company and TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. dated August 30, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed November 7, 1996.)

10.40 Purchase Agreement dated November 27, 1996 among the Company, Orion Acquisition, Inc., HSRTW, Inc., Salomon Brothers Inc., Chase Securities Inc., Lehman Brothers Inc., and Prudential Securities Incorporated. (Incorporated by reference to Exhibit
                           10.40 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

10.41 Registration Agreement dated November 27, 1996 among the Company, Orion Acquisition, Inc., HSRTW, Inc., and Salomon Brothers Inc. in its individual capacity and as agent for Chase Securities Inc., Lehman Brothers Inc., and Prudential Securities Incorporated. (Incorporated by reference to Exhibit
                           10.41 to the Company's Registration Statement on Form S-4, No. 333- 19433, filed January 8, 1997.)

10.42 Employment Agreement between James Piccone and the Company, dated April 21, 1995. (Incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 19, 1997.)

23.1*                      Consent of Arthur Andersen LLP.

23.2*                      Consent of Williamson Petroleum Consultants, Inc.

23.3*                      Consent of Netherland, Sewell & Associates, Inc.

23.4+                      Consent of Davis, Graham & Stubbs LLP (contained in
                           Exhibit 5.1).

*                Filed herewith
+                To be filed by amendment or subsequently incorporated herein


ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 The undersigned Registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

                 (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses is incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the sixth day of June, 1997.

                                     HS Resources, Inc.
                                     a Delaware corporation

                                     By: /s/ Nicholas J. Sutton
                                        --------------------------------------
                                              Nicholas J. Sutton
                                              Chairman of the Board and Chief
                                              Executive Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas J. Sutton, P. Michael Highum and James E. Duffy, and each of them his true and lawful attorneys-in-fact and agents with full power and substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments and any amendments pursuant to Rule 462 under the Securities Act) to this Registration Statement, and to file the same with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary and advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof to be done in and about the premises, as fully to all intents and purposes and he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.



June 6, 1997                        By: /s/ Nicholas J. Sutton
Date                                   ----------------------------------------
                                             Nicholas J. Sutton
                                             Chairman of the Board and Chief
                                             Executive Officer (Principal
                                             Executive Officer)




June 6, 1997                        By: /s/ P. Michael Highum
Date                                   ----------------------------------------
                                             P. Michael Highum
                                             President and Director (Principal
                                             Executive Officer)



June 6, 1997                        By: /s/ James E. Duffy
Date                                   ----------------------------------------
                                             James E. Duffy
                                             Vice President - Finance and Chief
                                             Financial Officer and
                                             Director (Principal Financial
                                             Officer)

June 6, 1997                        By: /s/ Annette M. Montoya
Date                                   ----------------------------------------
                                             Annette M. Montoya
                                             Vice President - Accounting/HR/OM




June 6, 1997                        By: /s/ Kenneth A. Hersh
Date                                   ----------------------------------------
                                             Kenneth A. Hersh
                                             Director




June 6, 1997                        By: /s/ Michael J. Savage
Date                                   ----------------------------------------
                                             Michael J. Savage
                                             Director




June 6, 1997                        By: /s/ Philip B. Smith
Date                                   ----------------------------------------
                                             Philip B. Smith
                                             Director

                                 EXHIBIT INDEX

       EXHIBIT                                                                                      PAGE
       NUMBER                                         DESCRIPTION                                  NUMBER
       4.4          Registration Rights Agreement between the Company and Natural
                    Gas Partners, L.P. dated June 17, 1996.

       23.1         Consent of Arthur Andersen LLP.

       23.2         Consent of Williamson Petroleum Consultants, Inc.

       23.3         Consent of Netherland, Sewell & Associates, Inc.